NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q1 2024

DALLAS (May 9, 2024) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended March 31, 2024. For the three months ended March 31, 2024, we reported net income attributable to common shares of $1.8 million or $0.11 per diluted share, compared to net income attributable to common shares of $3.0 million or $0.18 per diluted share for the same period in 2023.

Financial Highlights

•Total occupancy was 79% at March 31, 2024, which includes 94% at our multifamily properties and 49% at our commercial properties.
•On February 8, 2024, we extended the maturity of our loan on Windmill Farms to February 28, 2026 at an interest rate of 7.50%.

Financial Results

Rental revenues increased $0.3 million from $11.0 million for the three months ended March 31, 2023 to $11.3 million for the three months ended March 31, 2024. The increase in rental revenue is primarily due to $0.7 million increase at our multifamily properties offset in part by a decrease of $0.4 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the lease-up of Landing on Bayou Cane.

Net operating loss decreased $1.6 million from $3.1 million for three months ended March 31, 2023 to $1.5 million for the three months ended March 31, 2024. The decrease in net operating loss is primarily due to a decrease in general and administrative expenses associated with our bonds payable, which were repaid in 2023.

Net income attributable to common shares decreased $1.2 million from $3.0 million for the three months ended March 31, 2023 to $1.8 million for the three months ended March 31, 2024. The decrease in net income is primarily attributed to a decrease in interest income and gain in foreign currency transactions offset in part by a decrease in net operating loss and interest expense.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Rental revenues	$11,279	$11,009
Other income	620	679
Total revenue	11,899	11,688
Expenses:
Property operating expenses	6,634	6,106
Depreciation and amortization	3,172	3,102
General and administrative	1,408	3,161
Advisory fee to related party	2,202	2,405
Total operating expenses	13,416	14,774
Net operating loss	(1,517)	(3,086)
Interest income	5,733	8,295
Interest expense	(1,922)	(3,140)
Gain on foreign currency transactions	—	971
Equity in income from unconsolidated joint ventures	483	2,419
Income tax provision	(475)	(1,240)
Net income	2,302	4,219
Net income attributable to noncontrolling interest	(551)	(1,241)
Net income attributable to common shares	$1,751	$2,978
Earnings per share
Basic and diluted	$0.11	$0.18
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043